American High-Income Municipal Bond Fund
July 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$118,431
Class B	$76
Class C	$6,480
Class F-1	$9,162
Class F-2	$19,563
Total	$153,712
Class R-6	$9,229
Total	$9,229
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.6149
Class B	$0.5033
Class C	$0.4957
Class F-1	$0.6036
Class F-2	$0.6441
Class R-6	$0.6605
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	217,042
Class B	78
Class C	15,191
Class F-1	17,373
Class F-2	47,788
Total	297,472
Class R-6	16,602
Total	16,602
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$16.21
Class B	$16.21
Class C	$16.21
Class F-1	$16.21
Class F-2	$16.21
Class R-6	$16.21